Exhibit 10.5

                                DST SYSTEMS, INC.
                          DIRECTORS' DEFERRED FEE PLAN
                  (Amended and Restated as of January 1, 2009)

     1.1 Purpose.

     The purpose of the DST Systems, Inc. Directors' Deferred Fee Plan ("Plan") is to allow outside directors of DST Systems, Inc. ("Company") an opportunity, in accordance with the terms and conditions set forth herein, to defer fee payments that otherwise would be payable currently in cash, and to receive additions to such deferred amounts made by the Company.

     1.2  Effective Dates; Code Section 409A.

     (a) The Plan was initially effective September 1, 1995 and was most recently amended and restated as of February 26, 2002. The Plan, as amended and restated herein, is effective January 1, 2009.

     (b) The terms of the Plan as stated herein shall apply to all amounts deferred and vested under the Plan and shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder. No amounts shall be subject to "grandfathering" treatment, even if such amounts were deferred and vested under the Plan before January 1, 2005.

                                   ARTICLE II.
                                   DEFINITIONS

     Certain words and phrases are defined when first used in this Plan. In addition, the following words and phrases when used herein shall have the following respective meanings, unless the context clearly requires otherwise:

     2.1 "Account" means the bookkeeping account established by the Company or its delegate as provided in Section 3.1 to reflect amounts deferred and vested under the Plan and earnings credited on such amounts.

     2.2 "Affiliate" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

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     2.3 "Beneficiary" means the primary and contingent beneficiaries designated by a Participant to receive any benefits payable hereunder following the Participant's death. Beneficiary designations shall be by written or electronic instrument delivered to the Secretary of the Company, in accordance with
procedures   established  by  the  Company.  A  Participant  may  designate  the proportions in which such beneficiaries are to receive such payments and may change such designation from time to time. The last designation filed with the Secretary of the Company prior to the Participant's death shall control. In the event no beneficiary is designated, or if the designated beneficiary predeceases the Participant or dies before the Participant's entire benefit under the Plan has been distributed, "Beneficiary" shall mean the Participant's estate.

     2.4 "Board"means the Board of Directors of the Company.

     2.5 "Director" means a member of the Board who is not, at the time of service as a director, an employee of the Company or any Affiliate.

     2.6 "Fees" mean the annual retainer, annual chair retainer and meeting fees that would, but for an election made under this Plan, be payable by the Company to the Director in cash for his or her services as a Director. Fees may be based on a Plan Year period or other period (which need not be twelve (12) months), as set by the Board.

     2.7 "Participant" means a Director or former Director who has an Account under the Plan.

     2.8 "Plan Year" means the twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

     2.9 "Separation from Service" means a Participant ceases to be a Director of the Company or any Affiliate, unless immediately upon such cessation the Participant enters into a relationship with the Company or any Affiliate which would not be a Separation from Service under Code Section 409A, in which case a Separation from Service will be deemed to occur upon the cessation of such relationship as provided in Code Section 409A.

     2.10 "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to subsections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), the loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

     2.1l  "Valuation  Date" means the last business day of each calendar month.

                                  ARTICLE III.
                           PLAN ACCOUNTS AND CREDITS

     3.1 Establishment of Plan Accounts.

     The Company or its delegate shall establish an Account on behalf of each Participant in the Plan. The amounts specified in Sections 3.3 and 3.4 shall be credited to the Participant's Account.

     3.2 Nature of Plan Accounts.

     A Participant's Account shall be used solely as a measuring device to determine the amount (if any) to be paid to a Participant under this Plan. No amounts shall actually be set aside with respect to any Account. All amounts at any time attributable to an Account shall be, and remain, the sole property of the Company. A Participant's rights hereunder are limited to


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the right to receive Plan benefits as provided herein. An Account  represents an unsecured promise by the Company to pay the benefits provided by the Plan.

     3.3 Election to Defer Fees.

     (a) A Participant may elect, in accordance with procedures established by the Board or its delegate, to defer receipt of all or any part of his or her Fee payments paid during a Plan Year. Such amounts shall be deferred in incremental percentages or fixed dollar amounts under procedures established by the Board or its delegate. Amounts deferred under this Section 3.3 shall be deferred through the reduction of amounts otherwise payable to the Participant as Fee payments during the Plan Year. Fees deferred under this Section 3.3 shall be credited to the Participant's Account as of the day that such Fees would otherwise have been paid to the Participant in cash.

     (b) The Participant's deferral election must be made and filed, in accordance with procedures established by the Board or its delegate, no later than the December 31 preceding the Plan Year for which the election is to be effective. Notwithstanding the preceding, with respect to an individual who first becomes a Participant during a Plan Year (either by election or appointment as a Director), the Participant's election must be made and filed:

          (1) with respect to the Participant's annual retainer and annual chair retainer, prior to the date the individual becomes a Participant (either by election or appointment as a Director); and

          (2)  with respect to the  Participant's  meeting  fees,  within thirty
               (30) days of the date the individual becomes a Participant (either by election or appointment as a Director), but only with respect to meetings which occur after the date of such deferral election.

          For purposes of the preceding sentence, an individual who at one point was a Participant, ceased being a Participant, and again becomes a Participant (either by election or appointment), shall be considered a new Participant only if:

               (A) he or she was not eligible to participate in the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes a Participant, or

               (B) he or she was paid all amounts previously due under the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the
                    Plan) for periods after such payment.


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     (c)  An  election  may  not be  revoked,  changed  or  modified  after  the applicable filing deadline specified in Section 3.3(b), including with respect to Fees paid after the individual ceases to be a Participant. A deferral election, once made, shall continue in effect with respect to subsequent Plan Years, until a new election is filed by the Participant for the Plan Year in accordance with Section 3.3(b).

     3.4  Income, Gain or Loss Adjustment on Plan Accounts.

     As of each Valuation Date, the Company or its delegate shall adjust each Account to reflect the income, gain or loss that would have been earned on such Account had such amounts been invested since the preceding Valuation Date in one or more investment vehicles selected by the Board from time to time. Such investment vehicle(s) may be indexed or other mutual funds, but in no event shall any investment vehicle be common stock of the Company. In the alternative, the Board may adjust each Account to reflect the income, gain or loss that would have been earned on such Account had such amounts been invested since the preceding Valuation Date in one or more investment vehicles selected by the Participant from among a menu of investment vehicles selected by the Board from time to time. A Participant's investment election shall remain in effect until changed by the Participant. A Participant may change his or her investment election as of the first day of any calendar quarter by written notice to the Company or its delegate no later than ten (10) days prior to the beginning of such calendar quarter.

                                   ARTICLE IV.
                                  PLAN BENEFITS

     4.1  Benefits Upon Separation from Service (Other Than Death).

     Upon a Participant's Separation from Service (other than on account of death), the Participant's Account shall be distributed to the Participant in a lump sum cash payment or in substantially equal annual cash installments as elected by the Participant in accordance with Section 4.3.

     (a)  If lump  sum  distribution  is  elected  by the  Participant  or if no installment election is given effect under Section 4.3, the Participant's Account shall be distributed to the Participant in a lump sum cash payment on the Valuation Date coinciding with or immediately following such Separation from Service, or within ninety
          (90) days thereafter. The amount to be distributed to a Participant pursuant to this paragraph shall be the value of the Participant's Account as of the Valuation Date coinciding with or immediately preceding the date of the distribution.

     (b) If an installment election is given effect under Section 4.3, the first annual installment shall be made during April of the Plan Year following the Plan Year in which the Participant's Separation from Service occurs, and subsequent installments shall be made during each succeeding January during the installment period. The amount of the first installment payment shall equal the value of the Participant's Account as of the Valuation Date coinciding with or immediately preceding the date of distribution, divided by the total number of annual


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

          installment payments to be made. The amount of each succeeding installment payment shall equal the value of the Participant's Account as of December 31 immediately preceding such payment, divided by the total number of annual installment payments remaining to be made (including the installment being calculated).

     4.2  Benefits Upon Death.

     Notwithstanding anything herein to the contrary, if the Participant dies prior to full distribution of his or her Account under Section 4.1 above, the Participant's remaining Account shall be paid to the Participant's Beneficiary in a lump sum cash payment on the Valuation Date coinciding with or immediately following the Participant's death, or within ninety (90) days thereafter. The amount to be distributed to a Beneficiary pursuant to this Section 4.2 shall be the value of the Participant's Account as of the Valuation Date coinciding with or immediately preceding the distribution.

     4.3  Form Election.

     (a) Distribution may be made under Section 4.1 in substantially equal cash installments over a fixed period not to exceed ten (10) years or in a lump sum payment, as elected by the Participant. A distribution election, once given effect under this Section 4.3, shall apply to the Participant's entire Account under the Plan. For purposes of this
          Section 4.3 and Code Section 409A, the entitlement to annual installment payments is treated as the entitlement to a single payment.

     (b) The form of payment election of any individual who is an active Participant as of December 31, 2008 shall be the last affirmative election made by such active Participant on or before December 31, 2008; provided, however, that in no event may any such election made in 2008 defer any amount otherwise payable during 2008 to 2009 or any later year or accelerate any amount otherwise payable during 2009 or any later year into 2008. If any such active Participant does not make an affirmative election on or before December 31, 2008, he or she shall be deemed to have elected payment in a lump sum. Except as provided in Section 4.3(c), any distribution election made after December 31, 2008 shall be subject to Section 4.3(d).

     (c) With respect to any individual who first becomes an active Participant after December 31, 2008, his or her initial form of payment election must be made prior to the date such individual becomes a active Participant as provided in Section 3.3(b)(2); provided, however, that if the Participant may not be treated as a new active Participant for purposes of Section 3.3(b) because he or she was previously a Participant in the Plan, this Section 4.3(c) shall not apply and the active Participant's last effective payment election (or deemed election) shall continue to apply. Any form of payment election made after such initial election period shall be subject to Section 4.3(d).

     (d) A Participant may change his or her form of payment election (or deemed payment election) at any time by making a new election (referred to in this


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

          subsection as a "subsequent election") on a form approved by, and filed with, the Board or its delegate; provided, however, that such subsequent election shall be subject to the following restrictions:

          (1) A subsequent election made after December 31, 2008 may not take effect until at least twelve (12) months after the date on which such subsequent election is made; and

          (2) Payment or initial payment of the Participant's benefit (or any part thereof) pursuant to a subsequent election made after December 31, 2008 may not be made earlier than five (5) years from the date such payment would have been made absent the subsequent election, unless the distribution is made on account of the Participant's death.

          If a Participant's form of payment election is subject to this Section 4.3(d) and does not satisfy the requirements set forth herein, it shall not be recognized or given effect by the Board or its delegate. In that event, distribution shall be made in accordance with the Participant's most recent election which does satisfy the requirements of this Section 4.3(d) or as otherwise provided in the Plan.

     4.4  Distributions for Unforeseeable Emergencies.

     In the event of an Unforeseeable Emergency, the Board, in its sole and absolute discretion and upon written application of such Participant, may direct immediate distribution of all or a portion of the Participant's Account. The Board will permit distribution on account of an Unforeseeable Emergency only to the extent necessary to satisfy the emergency need, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan.

                                   ARTICLE V.
                                 ADMINISTRATION

     The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The administrator shall have discretionary authority with respect to the determination of benefits under the Plan and the construction and interpretation of Plan provisions. The administrator may appoint a person or persons to assist the administrator in the day-to-day administration of the Plan. The Board, or a committee designated by the Board, may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Board may delegate all of its rights, obligations and duties under the Plan to a committee of the Board.

                                   ARTICLE VI.
                                CLAIMS PROCEDURE


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     6.1  General.

     Any Participant or beneficiary ("claimant") who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Company within one (1) year of the Participant's Separation from Service. If any such claim is not filed within one (1) year of the Participant's Separation from Service, neither the Plan nor the Company shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a claim for a disputed Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Company or its delegate within a reasonable period of time, not to exceed sixty (60) days, after receipt of the claim by the Company or its delegate. Any claimant who is denied a claim for benefits will be furnished written notice setting forth:

     (a)  the specific reason or reasons for the denial;

     (b) specific reference to the pertinent Plan provision upon which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the claim; and

     (d)  an explanation of the Plan's appeals procedure.

     6.2  Appeal Procedures.

     To appeal a denial of a claim, a claimant or the claimant's duly authorized representative may request a review by written application to the Company or its delegate not later than sixty (60) days after receipt by the claimant of the written notification of denial of a claim. In connection with such appeal, the claimant or the claimant's duly authorized representative may review pertinent documents and may submit issues and comments in writing.

     A decision on review of a denied claim will be made by the Company or its delegate not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review. The decision on review will be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

                                  ARTICLE VII.
                            MISCELLANEOUS PROVISIONS

     7.1  Amendment or Termination of Plan.

     The Plan may be amended by a favorable vote of a majority of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of two-thirds of all Directors. The Plan may be terminated at any time by the Board provided that such termination shall not affect the Accounts in existence at the time of the termination which Accounts shall continue and be distributed as if the Plan had not terminated.


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No amendment or  termination of the Plan may accelerate the date of payment of a
Participant's Account as provided herein, except as permitted by law.

     7.2  Non-Alienability.

     The rights of a Participant to the payment of benefits as provided in the Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against the Participant's interest in the Plan. No interest or amounts payable under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

     7.3  Withholding for Taxes.

     To the extent required by law, the Company shall withhold from a Participant's Fees or Plan distributions such taxes as are required to be withheld for employment taxes. To the extent required by law, the Company shall withhold from a Participant's Plan distributions such taxes as are required to be withheld for federal, state or local government income tax purposes.

     7.4  Income and Excise Taxes.

     Each Participant (or the Participant's Beneficiary) is solely responsible for the payment of all federal, state, and local income and excise taxes resulting from the Participant's participation in this Plan.

     7.5  Successors and Assigns.

     The provisions of this Plan are binding upon and shall inure to the benefit of the Company, its successors and assigns, and each Participant, such Participant's Beneficiaries, heirs, and legal representatives.

     7.6  Governing Law.

     This Plan shall be subject to and construed in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, this Plan has been executed as of the 15th day of September, 2008.

                                      DST SYSTEMS, INC.



                                      By:    s/ Kenneth V. Hager
                                         ---------------------------------------
                                         Kenneth V. Hager
                                         Vice President, Chief Financial Officer
                                             and Treasurer